Exhibit (d)(6)

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

April 1, 2026

AMENDED AND RESTATED AGREEMENT made this 1st day of April 2026, between DWS INVESTMENT MANAGEMENT AMERICAS, INC. (the “Adviser”) and RREEF AMERICA L.L.C. (the “Sub-Adviser”).

WHEREAS, Cayman Real Assets Fund LLC (the “Company”), is a limited liability company duly organized and existing under the Companies laws of the Cayman Islands, and a wholly owned subsidiary of DWS RREEF Real Assets Fund (the “Fund”), a Series of Deutsche DWS Market Trust (the “Trust”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated April 1, 2026 (the “Advisory Agreement”) with the Company, pursuant to which the Adviser acts as investment adviser to the Company and provides certain investment advisory and other services with respect to the Company; and

WHEREAS, the Adviser, with the approval of the Company’s sole member and the Trust’s Board of Trustees desires to retain the Sub-Adviser to provide investment advisory services in connection with the management of the Company, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.       Investment Description; Appointment

The Company desires to employ the capital of the Company by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the provisions of the Limited Liability Company Agreement of the Company, as may be amended from time to time, and in the Fund’s Prospectus(es) and Statement(s) of Additional Information as from time to time in effect (the “Prospectus” and “SAI,” respectively), and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust and the sole member of the Company. Copies of the Fund’s Prospectus and SAI have been or will be submitted to the Sub-Adviser. The Adviser desires to employ and hereby appoints the Sub-Adviser to act as investment sub-adviser to the Adviser with regard to the Company. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.       Services as Investment Sub-Adviser

(a)               Subject to the supervision and direction of the Adviser and the sole member of the Company, the Sub-Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, (i) to comply with the applicable provisions of Cayman Islands law, the Investment Company Act of 1940, as amended (the “1940 Act”) and applicable rules or regulations thereunder, the Commodity Exchange Act, as amended (“CEA”) and applicable rules or regulations thereunder, and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and applicable rules and regulations thereunder, (ii) to manage all of the securities, commodity interests and other investments of the Company entrusted to it by the Adviser hereunder (the “Assets”), to prepare and make available to the Company research and statistical data in connection therewith and to supervise the acquisition and disposition of securities, commodity interests and other investments by the Company, including the selection of futures commission merchants, brokers, dealers or counterparties to carry out the transactions as well as the posting of margin to such counterparties all in accordance with the Company’s Initial Limited Liability Company Agreement and the Prospectus and SAI of the Fund, and any guidelines and directions from the Company's sole member; (iii) to assist the Company as it may reasonably request in the conduct of the Company’s business, subject to the direction and control of the Company’s sole member; and (iv) to maintain or cause to be maintained for the Company records relating to the Sub-Adviser’s services hereunder in accordance with applicable law, including compliance with the requirements of Rules 31a-1 and 31a-2 under the 1940 Act and Commodity Futures Trading Commission (“CFTC”) Rule 4.7(c)(2).

(b)               The Sub-Adviser relies on the exemption for registered commodity trading advisors (“CTAs”) under CFTC Rule 4.7. The Adviser represents, warrants and covenants that it is a “qualified eligible person”(“QEP”) as defined in CFTC Rule 4.7, consents to the Company being treated as an exempt account under CFTC Rule 4.7, and agrees to promptly notify the Sub-Adviser if the Adviser ceases to be a QEP. Furthermore, the Company represents that it is an eligible contract participant as that term is defined in Section 1(a)(18) of the Commodity Exchange Act of 1936, as amended. The Sub-Adviser is registered as a CTA with the CFTC and is a member of the U.S. National Futures Association in such capacity to the extent, if any, required by the Company’s activities.

(c)       In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, except as expressly provided for herein or otherwise expressly provided or authorized in writing by the Adviser, shall have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Company, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Company. The Sub-Adviser’s services to the Company pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Sub-Adviser may render investment advice, management and other services to other investment companies and clients.

3. Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Company pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the assets of the Company, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Company’s constituent documents, the Prospectus, the SAI, the instructions and directions provided pursuant to Section 1 of this Agreement, the applicable provisions of the 1940 Act, and all other applicable laws and regulations, as each is amended from time to time.

4. Brokerage

In executing transactions for the Company and selecting brokers, dealers or counterparties, the Sub-Adviser shall use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Company transaction, the Sub-Adviser shall consider on a continuing basis all factors it deems relevant, including, but not limited to, breadth of the market in the security or other investment, the price of the security or other investment, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction.

5.       Certain Representations and Warranties of the Sub-Adviser

The Sub-Adviser represents and warrants that it is (i) a duly registered investment adviser under the Advisers Act; (ii) a duly registered investment adviser in any and all states of the United States in which the Sub-Adviser is required to be so registered and has obtained all necessary licenses and approvals in order to perform the services provided in this Agreement; and (iii) a duly registered CTA with the CFTC. The Sub-Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

6.       Standard of Care

The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Company, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Sub-Adviser in the performance of its duties or by reason of reckless disregard on the part of the Sub-Adviser of its obligations and duties under this Agreement.

7.       Compensation

The Sub-Adviser recognizes that it receives compensation for performing investment advisory services for the Fund pursuant to a separate investment sub-advisory agreement with the Adviser and agrees to receive no additional compensation for rendering its services under this Agreement.

8.       Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement.

The Company will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Company is a party and of indemnifying officers of the Company with respect to such litigation and other expenses as determined by the sole member. The Company will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services to the Company; costs relating to local administration of securities; fees for any pricing service; the costs of the Company’s regulatory compliance (other than costs primarily relating to the Adviser’s or Sub-Adviser’s regulatory compliance); and pro rata costs associated with maintaining the Company’s legal existence and shareholder relations. All other Company operating expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser are borne by the Company or the Trust.

       9.       Services to Other Companies or Accounts

Nothing herein shall be construed as prohibiting the Sub-Adviser from providing investment advisory services to, or entering into investment advisory agreements with, other clients, including clients which may invest in securities of issuers in commodity-related industries, or from utilizing (in providing such services) information furnished to the Sub-Adviser by advisors and consultants to the Company and others; nor shall anything herein be construed as constituting the Sub-Adviser as an agent of the Company.

10.       Term of Agreement

This Agreement shall continue for an initial two-year period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, so long as the Adviser remains the investment adviser for the Fund. This Agreement is terminable, without penalty, on 60 days’ written notice, by the sole member of the Company, or upon 90 days’ written notice, by the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.       Notice.

Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser:

Sandy Sculac

Chief Operating Officer

DWS Investment Management Americas, Inc.

875 Third Avenue

New York, NY 10022-6225

Telephone: (212) 454-0625

E-mail: sandy.sculac@dws.com

and with a copy (which shall not constitute notice) to:

John Millette

DWS Investment Management Americas, Inc.

100 Summer Street

Boston, MA 02110

E-mail: john.millette@dws.com

To the Sub-Adviser:

RREEF America L.L.C.,

222 S. Riverside Plaza, Floor 34

Chicago, IL 60606

Attn: Jose Delgado

Senior Business Manager

Telephone: 312-537-3502

E-mail: jose.delgado@dws.com

12.       Miscellaneous

This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Company, and (ii) the sole member of the Company cast in person at a meeting called for the purpose of voting on such approval.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year written above.

DWS INVESTMENT	RREEF AMERICA L.L.C.
MANAGEMENT AMERICAS. INC.

By: /s/Caroline Pearson	By: /s/Evan Rudy
Name: Caroline Pearson	Name: Evan Rudy
Title: Managing Director	Title: Managing Director

By: /s/John Millette	By: /s/Jose Delgado
Name: John Millette	Name: Jose Delgado
Title: Chief Legal Officer	Title: Senior Business Manager

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.